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                 DEVELOPMENT MANAGEMENT AGREEMENT


                           BETWEEN

           PROVENCE HILLS DEVELOPMENT COMPANY, LLC
                          ("OWNER")

                             AND

                     HOMEFED CORPORATION
                   ("DEVELOPMENT MANAGER")

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TABLE OF CONTENTS
 ARTICLE I     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II     ENGAGEMENT; STANDARDS OF PERFORMANCE. . . . . . . . . . . . . 7
          2.1  Engagement. . . . . . . . . . . . . . . . . . . . . . . . . . 7
          2.2  Standard of Performance . . . . . . . . . . . . . . . . . . . 7
          2.3  Development Manager's Personnel . . . . . . . . . . . . . . . 7
          2.4  Owner's Representatives . . . . . . . . . . . . . . . . . . . 8
          2.5  Access to Work. . . . . . . . . . . . . . . . . . . . . . . . 8
          2.6  Other Services. . . . . . . . . . . . . . . . . . . . . . . . 8
          2.7  Licensing Requirements. . . . . . . . . . . . . . . . . . . . 8
          2.8  Bank Account. . . . . . . . . . . . . . . . . . . . . . . . . 8
          2.9  Project Financing . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE III    DEVELOPMENT OF THE PROJECT. . . . . . . . . . . . . . . . . . 9
          3.1  Budgets . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                    3.1.1     Approval of Budgets.   . . . . . . . . . . . . 9
                    3.1.2     Conformity with Budget.  . . . . . . . . . . . 9
                    3.1.3     Reserves.. . . . . . . . . . . . . . . . . . . 9
          3.2  Project Schedule and Development Plan . . . . . . . . . . . .10
                    3.2.1     Approved Project Schedule and Development
                              Plan.  . . . . . . . . . . . . . . . . . . . .10
                    3.2.2     Delay. . . . . . . . . . . . . . . . . . . . .10
                    3.2.3     Notification by Development Manager. . . . . .10
          3.3  Project Phasing . . . . . . . . . . . . . . . . . . . . . . .10
          3.4  Entitlements. . . . . . . . . . . . . . . . . . . . . . . . .10
          3.5  Formation of Districts. . . . . . . . . . . . . . . . . . . .11
          3.6  Risk Management . . . . . . . . . . . . . . . . . . . . . . .11
          3.7  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .11
          3.8  Development Manager's Other Duties. . . . . . . . . . . . . .11
                    3.8.1     Overall Project Management . . . . . . . . . .12
                    3.8.2     Plans and Specifications . . . . . . . . . . .12
                    3.8.3     Third Party Contracts. . . . . . . . . . . . .12
                    3.8.4     Construction Management. . . . . . . . . . . .12
                    3.8.5     Supervision of Third Parties . . . . . . . . .12
                    3.8.6     Governmental Inspections and Approval. . . . .13
                    3.8.7     Applications for Payment . . . . . . . . . . .13
                    3.8.8     Change Orders. . . . . . . . . . . . . . . . .13
                    3.8.9     Project Meetings . . . . . . . . . . . . . . .13
                    3.8.10    Loan Administration. . . . . . . . . . . . . .13
                    3.8.11    Books and Records  . . . . . . . . . . . . . .13
                    3.8.12    Liens and Stop Notices . . . . . . . . . . . .13
                    3.8.13    Utilities  . . . . . . . . . . . . . . . . . .13
                    3.8.14    Adjoining Landowners . . . . . . . . . . . . .13

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                    3.8.15    Bonds and Deposits . . . . . . . . . . . . . .13
                    3.8.16    Other Services . . . . . . . . . . . . . . . .14
          3.9  Inspections . . . . . . . . . . . . . . . . . . . . . . . . .14
          3.10 Approvals by Owner. . . . . . . . . . . . . . . . . . . . . .14
          3.11 Land Maintenance and Protection . . . . . . . . . . . . . . .14
          3.12 Ownership of Plans and Materials. . . . . . . . . . . . . . .14

ARTICLE IV     SALE OF PROJECT . . . . . . . . . . . . . . . . . . . . . . .15
          4.1  Duties of Development Manager . . . . . . . . . . . . . . . .15
               4.1.1     Marketing Materials . . . . . . . . . . . . . . . .15
               4.1.2     Co-op Marketing and Advertising Program . . . . . .15
               4.1.3     Disclosure Program. . . . . . . . . . . . . . . . .15
               4.1.4     Master Association. . . . . . . . . . . . . . . . .15
               4.1.5     Selection of Purchasers . . . . . . . . . . . . . .16
               4.1.6     Purchase Documents. . . . . . . . . . . . . . . . .16
               4.1.7     Closings. . . . . . . . . . . . . . . . . . . . . .16
               4.1.8     Purchaser Defaults. . . . . . . . . . . . . . . . .16
               4.1.9     Post Closing Matters. . . . . . . . . . . . . . . .16
               4.1.10    Other Services. . . . . . . . . . . . . . . . . . .16
          4.2  Sale of the Project . . . . . . . . . . . . . . . . . . . . .16
          4.3  No Representations. . . . . . . . . . . . . . . . . . . . . .17
          4.4  Price List. . . . . . . . . . . . . . . . . . . . . . . . . .17
          4.5  Sales Reports . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE V PROGRESS MEETINGS; REPORTING REQUIREMENTS. . . . . . . . . . . . .17
          5.1  Progress Meetings . . . . . . . . . . . . . . . . . . . . . .17
          5.2  Reporting Requirements. . . . . . . . . . . . . . . . . . . .17
          5.3  Third Party Information . . . . . . . . . . . . . . . . . . .18
          5.4  Books and Records . . . . . . . . . . . . . . . . . . . . . .18

ARTICLE VI INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          6.1  Insurance General . . . . . . . . . . . . . . . . . . . . . .18
          6.2  Evidence of Insurance . . . . . . . . . . . . . . . . . . . .19
          6.3  Workers' Compensation Insurance . . . . . . . . . . . . . . .19
          6.4  Commercial General Liability Insurance. . . . . . . . . . . .19
          6.5  Automobile Liability Insurance. . . . . . . . . . . . . . . .19
          6.6  Umbrella/Excess Coverage. . . . . . . . . . . . . . . . . . .19
          6.7  Additional Insured. . . . . . . . . . . . . . . . . . . . . .19
          6.8  Project Property Insurance. . . . . . . . . . . . . . . . . .20
          6.9  Additional Named Insured. . . . . . . . . . . . . . . . . . .20
          6.10 Lender Requirements.  . . . . . . . . . . . . . . . . . . . .20
          6.11 OCIP Policy . . . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE VII PAYMENTS TO DEVELOPMENT MANAGER  . . . . . . . . . . . . . . . .20

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          7.1  Fees to Development Manager . . . . . . . . . . . . . . . . .20
          7.2  Project Management Fee. . . . . . . . . . . . . . . . . . . .20
          7.3  Field Overhead Fee. . . . . . . . . . . . . . . . . . . . . .20
          7.4  Marketing and Advertising Fee . . . . . . . . . . . . . . . .21
          7.5  Payment of Fees . . . . . . . . . . . . . . . . . . . . . . .21
          7.6  Success Fee . . . . . . . . . . . . . . . . . . . . . . . . .21

ARTICLE VIII FUNDING FOR PROJECT . . . . . . . . . . . . . . . . . . . . . .23
          8.1  Costs to be Borne by Owner. . . . . . . . . . . . . . . . . .23
          8.2  Costs to be Borne by Development Manager. . . . . . . . . . .24

ARTICLE IX TERMINATION; DEFAULT. . . . . . . . . . . . . . . . . . . . . . .24
          9.1  Right of Termination for Convenience. . . . . . . . . . . . .24
          9.2  Termination Claim . . . . . . . . . . . . . . . . . . . . . .25
          9.3  Full Payment. . . . . . . . . . . . . . . . . . . . . . . . .25
          9.4  Termination By Reason of Default. . . . . . . . . . . . . . .25
          9.5  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .27
          9.6  Development Manager's Responsibility Upon Termination . . . .27
          9.7  Termination By Development Manager. . . . . . . . . . . . . .27

ARTICLE X MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . .28
          10.1  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . .28
          10.2  Nonwaiver. . . . . . . . . . . . . . . . . . . . . . . . . .28
          10.3  Successors and Assigns . . . . . . . . . . . . . . . . . . .28
          10.4  Written Notice . . . . . . . . . . . . . . . . . . . . . . .29
          10.5  Severability . . . . . . . . . . . . . . . . . . . . . . . .29
          10.6  No Third-Party Beneficiaries . . . . . . . . . . . . . . . .30
          10.7  Exhibits and Headings  . . . . . . . . . . . . . . . . . . .30
          10.8  Oral Agreements. . . . . . . . . . . . . . . . . . . . . . .30
          10.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .30
          10.10 Governing Law. . . . . . . . . . . . . . . . . . . . . . . .30
          10.11 Special Exculpation. . . . . . . . . . . . . . . . . . . . .30
          10.12 Lenders. . . . . . . . . . . . . . . . . . . . . . . . . . .30
          10.13 Time . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
          10.14 Independent Contractor . . . . . . . . . . . . . . . . . . .31
          10.15 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . .31
                10.15.3   Applicability of Indemnity . . . . . . . . . . . .32
          10.16 Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          10.17 Alternative Dispute Resolution . . . . . . . . . . . . . . .32
          10.18 Attorney's Fees. . . . . . . . . . . . . . . . . . . . . . .32
          10.19 Non-Discrimination . . . . . . . . . . . . . . . . . . . . .32
          10.20 Confidentiality. . . . . . . . . . . . . . . . . . . . . . .32
          10.21 Advice of Counsel. . . . . . . . . . . . . . . . . . . . . .33

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                       DEVELOPMENT MANAGEMENT AGREEMENT



     THIS DEVELOPMENT MANAGEMENT AGREEMENT (the "Agreement") is made effective as of the 14th day of August, 1998, by and between Provence Hills Development Company, LLC, a Delaware limited liability company (the "Owner"), and HomeFed Corporation, a Delaware corporation (the
"Development Manager").

                          RECITALS

     A. Owner owns that certain real property located in the City of San Marcos, County of San Diego, State of California, more particularly described in Exhibit "A" attached hereto and by this reference incorporated herein (the "Property").

     B. The Property is part of a master-planned residential community commonly known as "San Elijo Ranch" ("San Elijo Ranch Community" or "Project") which has been and continues to be developed by Owner. Owner currently anticipates that the Project will be developed in five (5) major construction phases.

     C. Owner obtained approval from the City of San Marcos of Tentative Subdivision Map No. 400 pursuant to Resolution No. 98-5025 adopted on May 12, 1998, covering a majority of the Property. Owner intends to process (and, upon execution of this Agreement, will cause Development Manager to process) final subdivision maps to subdivide the Property into legal parcels that may be conveyed to Buyers (as defined below) in accordance with the California Subdivision Map Act ("Final Map(s)").

     D.   The San Elijo Ranch Community is subject to the San Elijo
Ranch Specific Plan (the "Specific Plan") and the First Amended and Restated Development Agreement and Owner Participation Agreement between the City of San Marcos, the San Marcos Redevelopment Agency and San Elijo Ranch, Inc., dated August 15, 1997, and recorded in the Official Records of San Diego County on August 15, 1997, as File No. 97-0395018 (the "Development Agreement"). Owner is processing (and, upon execution of this Agreement, will cause the Development Manager to process) certain other discretionary approvals relating to the development of the San Elijo Ranch Community. In satisfaction of various conditions(s) of approval or in order to comply with growth regulation of the City of San Marcos or in order to receive discretionary or other approvals or as a result of voter initiatives or other governmental action, Owner may enter into agreements with the State of California, County of San Diego, City of San Marcos, and other governmental agencies. Such agreements may relate to the establishment of bonus densities or density transfers, the provision of on-site or off-site facilities or services for the benefit of the San Elijo Ranch Community and to serve the public facility needs of the San Elijo Ranch Community, the creation of assessment, facilities benefit or other community facilities assessment districts relating to the San Elijo Ranch Community or other matters relating to the development of the San Elijo Ranch Community.

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     E.   Development Manager is experienced in the development,
management and sale of real estate development projects similar to the Project.

     F. Owner and Development Manager desire to enter into this Agreement subject to the terms of which Development Manager, on behalf of Owner as agent and representative of Owner and independent contractor for Owner, shall undertake those development, construction management and sales activities more particularly described herein.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants contained herein, Owner and Development Manager agree as follows:

                          ARTICLE I

                         DEFINITIONS
                         -----------

     For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     "Affiliate" shall mean a person or entity controlled by, under common control with or controlling another person or entity. For purposes of the definition of the "Initial Owner Payment Amount" and Section 8.1.5, the term "Affiliate" shall include any person or entity who is an Affiliate on the date of this Agreement even if they are no longer an Affiliate at any time thereafter.

     "Agreement" shall mean this Development Management Agreement, as the same may be amended, modified or supplemented from time to time.

     "Application for Payment" shall mean the Application for Payment customarily used by Owner from time to time.

     "Budget" shall mean the pro forma cash flow analysis for the Project (and each Phase thereof) attached hereto as Exhibit B, as it may be amended and/or updated from time to time, setting forth the anticipated costs, expenses, and income and other relevant financial projections.

     "Building Permits" shall mean such grading and building permits as may be necessary for the construction of the Improvements.

     "Business Day" shall mean any day other than a Saturday, Sunday or other than a holiday on which businesses in San Diego County, California are generally closed for business.

     "Buyer(s)" shall mean any purchaser(s) of all or any part of the Property from Owner.

     "City" shall mean the City of San Marcos, California.

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     "Claims" shall mean any and all claims, liabilities, losses, damages, costs or expenses, including, without limitation, actual attorneys' fees and costs, court costs, demands, debts, causes of action, fines, judgments and penalties.

     "Commercial Property" shall mean the portions of the Project planned for commercial development under the Specific Plan and the other
Entitlements.

     "Construction Management Services" shall mean the construction management services to be performed by Development Manager under this Agreement in connection with construction of the Improvements by Third Parties.

     "Consultants" shall mean the architects, engineers, consultants or designers engaged by Owner and/or Development Manager on behalf of Owner for the Project.

     "Contractor(s)" shall mean one or more licensed general contractors to be engaged by Owner to construct all or a portion of the Improvements.

     "Co-op Marketing and Advertising Program" shall mean the Development Manager's strategy for marketing the Project and/or any property that comprises the San Elijo Ranch Community to the general public on behalf of Buyers.

     "Costs" or "costs" means any costs, fees or expenses.

     "Day" shall mean a calendar day unless specifically referenced as a Business Day.

     "Development Management Fee" shall refer collectively to the Field Overhead Fee, the Project Management Fee, and the Marketing and
Advertising Fee.

     "Development Plan" shall mean the Owner's general plan for development of the Project consisting of the product type and size, site plan and density of development and Project amenities, which Development Plan shall be consistent with the Specific Plan and the other
Entitlements.

     "Development Services" shall mean the obligations of Development Manager under this Agreement with respect to the development, marketing and sale of the Project as set forth herein, including, without limitation, the processing of all applications, plans and maps required to obtain the Entitlements for the Project.

     "District(s)" shall mean any assessment, facilities benefit, community facilities districts or other financing districts relating to the San Elijo Ranch Community that Owner may elect to form.

     "Entitlements" shall mean the Specific Plan, the Development
Agreement, the Tentative Maps, the Final Maps, the Building Permits and all other governmental agreements, permits and entitlements required from time to time for the development and sale of the Project to Buyers,

                                      3
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including, without limitation, the governmental agreements and governmental approvals described in Recital D above.

     "Field Overhead Fee" shall mean the fee described in Section 7.3 below.

     "Final Map" shall mean a final subdivision map subdividing all or a portion of the Property in substantial conformance with the Tentative Maps.

     "Gross Revenues" shall mean the total amount of revenues from the Property.

     "Improvements" shall mean the onsite and offsite grading, subdivision and other improvements to be constructed in connection with the development of the Project as set forth in the Plans and Specifications, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof.

     "Initial Owner Payment Amount" shall mean the sum of (x) all amounts due from and payable by Owner in connection with the release of Trust Deeds encumbering portions of the Property that have been sold or conveyed, and the payment or reimbursement of fees, costs and expenses incurred in connection with the release of such Trust Deeds and (y) all amounts payable by Owner to any Affiliate of Owner, including the 12% preferred return earned on any advances to Owner from such Affiliates.

     "Lender" shall mean the construction lender for the Project or any other lender making a loan to Owner, if any, whether secured or unsecured, the proceeds of which are used to pay any portion of the costs of developing or constructing the Project.

     "Line Items" shall mean the cost accounting categories set forth in the Budget for each of the construction trades for the construction of the Improvements and for any separate material categories or other development costs, including costs to obtain Entitlements.

     "Litigation" shall mean any existing or future litigation against Owner relating to the Project, including, without limitation, the actions described in Schedule "1" attached hereto and incorporated herein.

     "Marketing and Advertising Fee" shall mean the fee described in
Section 7.4 below.

     "Marketing Materials" shall mean brochures, property profiles, fliers, newspaper advertisements and other marketing materials and promotional items for the Project.

     "Marketing Plan" shall mean Development Manager's strategy for marketing the Project to Buyers.

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     "Merchant Builder" shall mean a person or entity that will acquire a portion of the Project for the development and sale of Residences thereon.

     "Net Revenues" shall mean the excess of (x) Gross Revenues received by Owner after the date of this Agreement over (y) Project Costs incurred after the date of this Agreement.

     "Notice of Termination" shall mean a written notice of termination of this Agreement delivered by Owner to Development Manager.

     "Phase" shall mean the phase or phases of development for the Project. Owner currently anticipates that the Project will be developed in five (5) major construction Phases.

     "Plans and Specifications" shall mean the grading plans and the architectural and engineering plans and specifications for the Improvements including the improvement plans that may be approved by the City in connection with the Final Maps, the geotechnical report, if any, for the Project (the "Geotechnical Report"), the plot plans showing the proposed location of the Improvements and appurtenances, and such other plans and specifications as may be necessary for the construction of the Improvements.

     "Price List" shall mean the selling prices for parcels within each Phase to be sold to Buyers.

     "Prime Rate" shall mean the reference rate quoted from time to time by Bank of America NT&SA, or, if Bank of America NT&SA is no longer in existence, the reference rate quoted by the successor to Bank of America NT&SA.

     "Project Costs" shall mean all costs incurred by Owner and/or by Development Manager on behalf of Owner in connection with the Property and/or the Project, in accordance with the Budget or otherwise approved by Owner. However, Project Costs shall exclude the Success Fee, the Costs described in Section 8.2 below, the Initial Owner Payment Amount and any income, franchise or similar taxes applicable to Gross Revenues.

     "Project Management Fee" shall mean the fee described in Section 7.2 below.

     "Project Schedule" shall mean a schedule to be prepared by Development Manager and approved by Owner showing the dates of commencement and completion of the Project and each Phase, and the anticipated date for the final sale to a Buyer for each Phase in the Project, which schedule shall be updated by Development Manager as provided in this Agreement.

     "Residence" shall mean each of the residences, including single family residences, condominiums and apartments, to be developed by Merchant Builders as contemplated by the Specific Plan and the other Entitlements.

                                      5
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     "Sales Entitlements" shall mean all governmental permits and entitlements required for the sale of portions of the Project to Buyers, and, to the extent applicable to Owner, the sale of Residences by Merchant Builders to members of the home buying public including, without limitation, preliminary and final subdivision public reports from the California Department of Real Estate, and FHA/VA approvals.

     "Sales Report" shall mean a report to be prepared by Development Manager showing the progress of the sale of each Phase of the Project, which report shall be updated by Development Manager as provided in this Agreement.

     "Services" shall mean the Development Services, the Construction Management Services and any other services contemplated to be performed by Development Manager under this Agreement.

     "Sold," "sold" or "sale" shall mean, with respect to any portion of the Property, the recordation of the grant deed in the Official Records of San Diego County, California, transferring fee title to a Buyer.

     "Subcontractor" shall mean a person or organization who has a direct contract with a Contractor to perform any work or to provide any materials, equipment or supplies for the Project and, as used herein, unless the context otherwise requires, shall include sub-subcontractors.

     "Success Fee" shall mean the fee to be paid to Development Manager as described in Section 7.6 below.

     "Tentative Maps" shall mean Tentative Subdivision Map No. 400 approved by the City for a portion of the Project and any other tentative map(s) for any portion of the Project.

     "Third Party or Parties" shall mean individually or collectively, as applicable, any Consultants, Contractor, Subcontractor, vendor, supplier or any other person or entity providing services or materials to the Project, other than the Development Manager.

     "Third Party Contract" shall mean a contract between Owner (or Development Manager on behalf of Owner) and any Third Party.

     "Trust Deeds" shall mean the deeds of trust that currently encumber all or any portion of the Property as described on Schedule "2" attached hereto and incorporated herein.

     "Unavoidable Delay" means any prevention, delay or stoppage in the Services required of Development Manager pursuant to the Agreement caused by acts of God, war, inability to obtain labor or materials or reasonable substitutes therefor, newly enacted governmental regulations or controls or the application to the Project of existing regulations or controls in a manner which Development Manager could not have reasonably foreseen or other matters or causes beyond the reasonable control of Development Manager, which shall extend the time within which this Agreement requires

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
certain acts to be performed for a period equal to any such prevention, delay or stoppage.

                         ARTICLE II

            ENGAGEMENT; STANDARDS OF PERFORMANCE
            ------------------------------------

     2.1 Engagement. Subject to the terms and conditions set forth in this Agreement, Owner hereby engages Development Manager, and Development Manager hereby agrees to use commercially reasonable efforts to perform the Services, including using commercially reasonable efforts to
(i) preserve all existing Entitlements and obtain and preserve all other Entitlements required from time to time for the Project, (ii) negotiate on behalf of Owner contracts with all Third Parties, (iii) oversee and manage construction of the Improvements by Third Parties pursuant to approved Plans and Specifications, (iv) obtain all Sales Entitlements for the Project, (v) market the Project for sale to prospective Buyers and negotiate on behalf of Owner agreements for the sale of portions of the Project, (vi) develop, manage and implement the Co-op Marketing and Advertising Program and the Marketing Plan, (vii) take actions necessary to form the Districts and thereafter implement the financing plan contemplated by the Districts, (viii) manage, prosecute and defend the Litigation and make recommendations to Owner in connection therewith,
(ix) obtain the acceptance of the applicable Improvements by the relevant government agencies, (x) manage the Project in a manner that minimizes Owner's potential liabilities related to the development of the Project, including making recommendations to Owner regarding, and thereafter implementing, construction management procedures, insurance programs and other risk management strategies, (xi) obtain financing for development of the Project, and (xii) otherwise provide all services necessary for completion of the development, marketing and sale of the Project, all within the Budget and Project Schedule as the same may be modified from time to time. Nothing contained in this Agreement shall be deemed or construed to be a representation by Development Manager that the Entitlements or the Sales Entitlements relating to the Project can be obtained by Development Manager, that the Project will be sold at the prices set by Owner or within the time frame set forth in the Project Schedule (subject, however, to the provisions of Section 3.2), or that the Project can be completed for the amounts set forth in the Budget.

     2.2 Standard of Performance. Development Manager accepts the relationship of trust and confidence established between Development Manager and Owner by this Agreement. Development Manager covenants with Owner to furnish its skill and judgment and to cooperate with Owner, and the Third Parties performing work on the Project or providing services relating to the Project. Development Manager shall perform its duties and obligations under this Agreement in a reasonably efficient, expeditious and economical manner, consistent with the best interests of Owner, and in accordance with the applicable Project Schedule (subject, however, to the provisions of Section 3.2) and within the amounts set forth in the Budget.

     2.3 Development Manager's Personnel. Development Manager shall provide adequate and experienced personnel to perform the duties and obligations of Development Manager described in this Agreement, including competent construction management personnel reasonably approved by Owner and qualified and competent employees who are licensed to sell real estate in California. All such personnel shall be employees of Development Manager and not Owner. Development Manager shall directly supervise the time and manner of the work and services to be performed by its employees and personnel. Development Manager shall be responsible for hiring, compensating, supervising and training all of Development Manager's employees and staff members performing services relating to the Project. Development Manager shall comply with all applicable laws, rules and regulations relating to the duties and obligations of Development Manager under this Agreement and/or relating to Development Manager's employees. The persons designated by Development Manager as its representatives ("Representatives") shall represent Development Manager as its agents and all written communications given to or by those Representatives shall be as if given to or by Development Manager. Development Manager's Representatives and its other key personnel shall not be changed by Development Manager without consultation with Owner. Development Manager and its employees shall at all times perform Development Manager's obligations hereunder in a good and workmanlike manner. Any employee of Development Manager working on the Project who, in the opinion of Owner, does not perform its work in a skillful manner or appears to be incompetent or to act in a disorderly or intemperate manner shall, at the written request of Owner, be removed from work on the Project immediately, provided that Owner shall indemnify and hold Development Manager harmless from any reasonable costs incurred as a result of such removal, excluding from such indemnity however any costs or liabilities arising from Development Manager's failure to effect such removal in accordance with applicable law or from other acts or omissions of Development Manager not directly related to such removal.

     2.4 Owner's Representatives. Those persons designated by Owner, in writing, as its representatives shall represent Owner as its agents and all written communications given to or by those representatives shall be deemed given to or by Owner. Owner's representatives may be changed from time to time by Owner by delivery of written notice thereof to Development Manager.

     2.5 Access to Work. Owner, Development Manager and their respective officers, managers, members, representatives, agents and employees shall at all times have access to the Project and the work wherever it is in preparation or progress.

     2.6 Other Services. In addition to the specific duties described in this Agreement, Development Manager shall perform, at Owner's expense, such other reasonable services as Owner may request from time to time, in connection with the Project.

     2.7 Licensing Requirements. Development Manager shall promptly apply for and shall use all reasonable efforts to obtain a California real estate broker's license. In any case, Development Manager shall obtain such license prior to performing any Services which require a broker's license under California law.

     2.8 Bank Account. Development Manager shall establish one or more bank accounts in Owner's name with banks designated by Owner in which revenues and income from the Project shall be deposited and from which disbursements of expenses and reimbursements for authorized expenditures shall be withdrawn. Development Manager shall not commingle the funds of Owner with the funds of any other person. Development Manager and the authorized representatives of Owner shall each have separate signature authority over any such bank accounts and each shall be separately authorized to issue checks drawn on such bank accounts; provided, however, that Development Manager shall only have the authority to issue checks or make withdrawals from such accounts to pay Project Costs to Third Parties and shall not be authorized to do so to pay any amounts due to Development
Manager under this Agreement.   If withdrawals from any bank account are,
with respect to any period, anticipated to exceed the balance therein, Development Manager shall provide adequate prior notice thereof to Owner and Development Manager shall arrange for financing to provide funds for deposit into the account in order that withdrawals reasonably anticipated may be made.

     2.9  Project Financing.  Development Manager shall on behalf of
Owner arrange financing for all Project Costs. Development Manager shall negotiate the terms of such loans on behalf of Owner and make recommendations to Owner with respect to such loans. In addition, in its sole discretion, Development Manager may elect, but shall not be obligated, to provide financing for any Project Costs directly or indirectly to Owner. The decision as to whether Development Manager shall provide financing to Owner shall be made by Development Manager in its sole discretion.

                         ARTICLE III

                 DEVELOPMENT OF THE PROJECT
                 --------------------------

     3.1  Budgets.

          3.1.1 Approval of Budgets. Owner and Development Manager have jointly agreed upon each component of the Budget with respect to the Project. Development Manager shall advise Owner if Development Manager determines that the amounts set forth in the applicable Budget will be exceeded. All material changes to the Budget shall be subject to Owner's approval. Based on the Budget, and in consultation with Owner, Development Manager shall prepare annual budgets for Owner's approval.

          3.1.2 Conformity with Budget. Development Manager shall use its commercially reasonable efforts to enable the Project to be completed substantially in conformity with the Budget; provided, however, in no event shall Development Manager be required to extend credit or expend funds with respect to the Project except as specifically required by this Agreement.

          3.1.3 Reserves. Development Manager shall make recommendations to Owner regarding reserves to be held and established to pay Project Costs and other potential liabilities associated with the Project, including any reserves to be established upon the completion and/or sale of the Project.

     3.2  Project Schedule and Development Plan.

          3.2.1 Approved Project Schedule and Development Plan. Owner and Development Manager have jointly agreed upon the Project Schedule and
Development Plan.   Development Manager shall provide Owner such reports
as Owner may reasonably request with respect to the progress of the Services.

          3.2.2 Delay. Development Manager shall proceed with reasonable diligence to perform the Services in accordance with the Development Plan, the Project Schedule and the Budget. If any delay in completion of the Services in accordance with the Project Schedule (or other applicable time period as specified herein) occurs due to an Unavoidable Delay, Owner shall grant appropriate extensions of the applicable Project Schedule. Development Manager shall not be liable for any costs, expenses, damages, losses, or lost profits arising from any delays except to the extent caused by Development Manager's gross negligence, willful misconduct or willful and persistent failure to perform its material obligations under this Agreement.

          3.2.3 Notification by Development Manager. After Development Manager becomes aware that (i) any action or performance shown in the Project Schedule will be delayed more than ten (10) days beyond the start or completion date that is specified for such action or performance or
(ii) any changes to the Development Plan are necessary or advisable, and at such other times as Owner may request, Development Manager shall furnish to Owner proposed additional or revised schedules with variance explanations and/or revisions to the Development Plan. If requested by Owner, Development Manager shall submit a written remedial plan of action for recapturing such schedule slippage, together with supporting documentation therefor. Owner shall review the proposal with Development Manager and Development Manager shall make any necessary revisions thereto as mutually agreed upon during the review.

     3.3 Project Phasing. Development Manager shall submit to Owner all Budgets, Development Plans and Project Schedules required pursuant to this Agreement on both an overall Project basis and a Phase-by-Phase basis. Budgets and schedules shall set forth Development Manager's estimates of the proper allocation to particular Phases of those items which impact more than one Phase of the Project.

     3.4 Entitlements. Development Manager shall take all actions reasonably necessary to comply with the requirements of, and otherwise preserve the effect of, all existing Entitlements. In addition, Development Manager shall work with Owner and all appropriate governmental authorities to obtain the other Entitlements and the Sales Entitlements necessary for the Project. Development Manager shall make recommendations to Owner regarding revisions to any Entitlements and/or the Sales Entitlements that may be necessary or appropriate to respond to changes in market conditions or to other Project changes. To the extent approved by Owner, Development Manager shall attempt to obtain such revisions to the Entitlements and/or the Sales Entitlements. In obtaining such Entitlements and Sales Entitlements, Development Manager shall prepare (or cause Third Parties to prepare) in consultation with Owner as necessary all Tentative Maps, Final Maps, subdivision improvement agreements, bonds, utility agreements, maps, studies, drawings, applications and other necessary or appropriate items of every description. All applications for approval of Tentative Maps, Final Maps, subdivision improvement agreements, licenses, permits, bond, utility agreements and other Entitlements and Sales Entitlements shall be in the name of Owner. Development Manager shall coordinate with the City and other governmental agencies and shall attend meetings and hearings relating to the Project. Development Manager shall keep Owner informed of material developments relating to the Entitlements and Sales Entitlements. In connection with such efforts, Development Manager shall coordinate with legal counsel, engineering firms and other applicable Third Parties selected by Development Manager in consultation with Owner.

     3.5 Formation of Districts. Development Manager shall make recommendations to Owner regarding the Districts and work with Owner and all appropriate governmental authorities to form and implement the Districts. In consultation with Owner, Development Manager shall prepare and submit (or cause Third Parties to prepare and submit) all necessary applications, financing plans, financial analyses, disclosure provisions and other documents and analysis and take other actions as may be necessary to form and maintain the Districts. Development Manager shall take all necessary action to implement the financing plans contemplated by the Districts, including applying on behalf of Owner for financing and/or reimbursement from the Districts for any Project Costs and complying with and satisfying (and causing all Third Parties to comply with and satisfy) all requirements applicable to any such financing and/or reimbursement. Development Manager shall keep Owner informed of material developments relating to the Districts. In connection with such efforts, Development Manager shall coordinate with legal counsel, financial consultants and other applicable Third Parties selected by Development Manager in consultation with Owner.

     3.6 Risk Management. Development Manager shall make recommendations to Owner regarding risk management plans to limit Owner's potential liability for Claims by owners of Residences, Buyers, homeowners associations, Third Parties and other persons in connection with the Project, including construction management procedures, quality assurance programs, peer review programs (including peer review of construction by Owner or a licensed Contractor engaged by Owner) appropriate selection of Third Parties, and insurance programs. Development Manager shall implement all such plans approved by Owner and shall cause all Third Parties to comply with such plans. Development Manager shall cause all Third Party Contracts and contracts with Buyers to include alternate dispute resolution provisions and other provisions required by Owner.

     3.7 Litigation. Development Manager shall manage, defend and prosecute on behalf of Owner any Litigation pending or threatened now or in the future, including participating in settlement discussions approved by Owner. Development Manager shall keep Owner reasonably informed of material developments in connection with any Litigation, and shall make recommendations to Owner regarding such Litigation. In connection with such efforts, Development Manager shall coordinate with legal counsel and other applicable Third Parties selected by Owner.

     3.8 Development Manager's Other Duties. Development Manager shall be the construction manager for the Project and shall perform all services normally performed by construction managers performing services for similar residential projects in Southern California, including, without limitation, the following:

          3.8.1 Overall Project Management. Performing business, management, administrative and related services and functions that a prudent Owner developing a residential project similar to the Project would normally perform.

          3.8.2 Plans and Specifications. Coordinating with Third Parties to prepare the Plans and Specifications setting forth the requirements for construction of the Improvements in detail sufficient to enable trade contractors and suppliers to bid their respective portions of the work and to enable workers of ordinary skill to construct such work. Making recommendations to Owner in connection with the proposed Plans and Specifications and any changes thereto; provided, however, that such recommendations shall not constitute a guarantee or a representation or warranty by Development Manager regarding the Plans and Specifications.

          3.8.3 Third Party Contracts. In consultation with Owner, selecting Third Parties, negotiating Third Party Contracts and submitting to Owner for its review, approval and execution, all applicable bids and all Third Party Contracts necessary for the development and sale of the Project, in conformance with the approved Budget.

          3.8.4 Construction Management. Providing administrative, construction management and related services as required to coordinate the construction of the Improvements by Third Parties engaged by Owner. If any field changes or modifications are made to the Plans and Specifications during the course of construction, such changes shall be noted on the Plans and Specifications or the appropriate change order, shall be approved by Development Manager (and, if such change would result in a material increase to the costs and expenses in the Budget, by Owner), all applicable governmental agencies and the architect or engineer of record, and a copy delivered to Owner for its records.

          3.8.5 Supervision of Third Parties. Coordinating, managing and supervising the work of the Third Parties. Using reasonable efforts to manage construction and to confirm that the Third Parties perform their obligations under the Third Party Contracts in a good and workmanlike manner and complete the Improvements substantially in accordance with the Plans and Specifications except for typical field modifications.
Notifying Owner of any known material defect in any work performed by any Third Party or any known material breach by any Third Party. Using reasonable efforts to inspect the work of Third Parties and to discover possible defects or errors therein. Development Manager shall not be liable for any costs, expenses, damages, losses, or lost profits arising from any default by a Third Party under a Third Party Contract except to the extent caused by Development Manager's gross negligence, willful misconduct or willful and persistent failure to perform its material obligations under this Agreement.

          3.8.6 Governmental Inspections and Approval. Arranging for all necessary inspections and obtaining all necessary approvals of the Plans and Specifications and the Improvements from the City and any other governmental agencies, including the Districts. Using reasonable efforts to enforce the obligations of the Third Parties to correct any work rejected by the City or any other applicable governmental agency or otherwise found to be defective or not in compliance with applicable governmental requirements.

          3.8.7 Applications for Payment. Reviewing applications for payment from Third Parties and making recommendations to Owner as to whether any Third Party is entitled to payment under the applicable Third Party Contract. Obtaining and reviewing conditional and unconditional lien waivers and releases as appropriate in connection with all such applications for payment.

          3.8.8 Change Orders. Reviewing and approving any change orders under the Third Party Contracts; provided that if such change orders result in a material increase in the costs and expenses in the Budget, Development Manager shall make recommendations to Owner regarding such change orders, which shall be subject to Owner's approval.

          3.8.9 Project Meetings Scheduling and attending regular meetings with the Third Parties and with Owner as Owner deems appropriate.

          3.8.10    Loan Administration.  Coordinating with any
Lenders and administering draw requests under any loans.

          3.8.11 Books and Records. Maintaining books and records pertaining to the Project.

          3.8.12 Liens and Stop Notices. Making recommendations to Owner to remove the effect of any liens or stop notices affecting the Project.

          3.8.13    Utilities.  Submitting, prosecuting and
negotiating (on Owner's behalf) with utility companies, governmental authorities and all other necessary parties or entities with respect to utility and sewer easements, relocations and service; and implement and coordinate Owner's construction obligations under agreements with such utility companies, governmental authorities and other parties or entities.

          3.8.14 Adjoining Landowners. Negotiating with adjoining landowners with respect to any matters required for the development of the Project.

          3.8.15 Bonds and Deposits. Preparing necessary documents and instruments required for the posting of any bonds, deposit agreements, letters of credit, deposits or other forms of security required by any governmental entities in connection with the Project and necessary documents and instruments required for the timely exoneration, release or reimbursement of such security when satisfied.

          3.8.16 Other Services. Performing all other functions which may be reasonably necessary to properly coordinate, supervise and assist Owner in the development and completion of the Project.

     3.9 Inspections. Owner shall have the right, but not the obligation, to inspect the progress and quality of all work performed by the Third Parties in connection with the Project, to require the replacement of any defective or improper work and to refuse payment of any funds related to such particular work until such matters have been remedied. Inspections by Owner shall not in any manner constitute Owner approval or acceptance of the progress or quality of the work. The failure of Owner to inspect shall not relieve Development Manager of its duties under this Agreement.

     3.10 Approvals by Owner. The approval by Owner of any plans, specifications, designs or other items relating to the Project or other matters relating to Development Manager's performance pursuant to this Agreement shall be construed only as an approval of conformity with the Budget and other general aesthetic plans for the Project. Such documents and other items will not be approved for engineering, architectural, design, safety, structural adequacy or compliance with laws or regulations, and Owner, by its approval of any item, assumes no liability or responsibility therefor or for any defect in any Improvement made pursuant thereto. If Owner withholds its approval of any matter, and Development Manager revises its request for approval to conform to Owner's objections, such change shall not be considered a direction by the Owner. Such revised request shall be deemed to be with the Development Manager's consent unless Development Manager expressly states in writing in its request that Development Manager is not in agreement with the proposal, and Owner acknowledges in writing that it is directing Development Manager to act in the proposed manner.

     3.11 Land Maintenance and Protection. During the term of this Agreement, Development Manager shall maintain (or cause Third Parties to maintain) the Property in a reasonably safe condition and reasonably free of debris and toxic or hazardous substances with the exception of what is legal, reasonable, sufficient and prudent to operate equipment and to construct the Improvements. In addition, Development Manager shall reasonably protect the Project and all Improvements, whether or not completed, from being damaged by the work of Development Manager or any Third Party or other persons or cause including, but not limited to, vandals and the elements.

     3.12 Ownership of Plans and Materials. As between Owner and Development Manager, all Plans and Specifications, the Marketing Plan, the Co-op Marketing and Advertising Program and all other marketing and sales materials, including advertising and promotional materials prepared in connection with the Project by or for Development Manager shall, at all times, be solely the property of Owner. Upon any termination of Development Manager or this Agreement, Development Manager shall provide all such materials in its possession to Owner.

                         ARTICLE IV

                       SALE OF PROJECT
                       ---------------

     4.1 Duties of Development Manager. Development Manager shall develop a Marketing Plan for the Project to be approved by Owner. Development Manager shall use commercially reasonable efforts to sell the Project to Buyers and otherwise implement the Marketing Plan for the Project. Development Manager shall make recommendations to Owner regarding any proposed changes to the Marketing Plan as circumstances may require. Without limiting the foregoing, Development Manager's duties with respect to the marketing and sale of the Project shall include the following:

          4.1.1 Marketing Materials. Prepare, in consultation with Owner, the Marketing Materials. Publish and distribute the Marketing Materials in accordance with the Marketing Plan.

          4.1.2 Co-op Marketing and Advertising Program. Administer and implement the Co-op Marketing and Advertising Program, including collecting fees from Buyers for the Co-op Marketing and Advertising
Program. Development Manager shall be entitled to retain and use any such fees collected from the Buyers to pay costs relating to the Co-op
Marketing and Advertising Program. Review and oversee the marketing programs of the Buyers.

          4.1.3 Disclosure Program. Administer and implement a disclosure program for the Project that will require Buyers to disclose to prospective purchasers various matters regarding the Project, including the existence of any Districts, environmental issues, amenities serving the Project, school facilities, matters or disclosures required by the City or the Entitlements, and matters that the California Department of Real Estate may require to be disclosed. Development Manager shall submit to Owner the form of disclosures and any changes to the approved form of disclosures. Development Manager shall take reasonable measures to ensure that the Buyers comply with the requirements of the disclosure program for the Project.

          4.1.4 Master Association. Prepare, make recommendations to Owner regarding, and submit to Owner for its approval, the declaration of covenants, conditions and restrictions (the "Master Declaration") for the Project, documents relating to the formation and existence of the master homeowners association for the Project ("Master Association") and any amendments or changes thereto. Development Manager shall cause the Master Association to be formed (if not already formed) and, in consultation with Owner shall take actions in connection with the Master Association, including performing and exercising Declarant's rights and obligations under the Master Declaration and causing Development Manager's employees approved by Owner to serve on the board of directors of the Master Association and any architectural or similar committee. Development Manager shall review and approve or disapprove any subassociations that any Buyer may propose.

          4.1.5 Selection of Purchasers. Make recommendations to Owner regarding offers to purchase from prospective Buyers and negotiate and submit to Owner for its review, approval and execution any binding letters of intent for the purchase and sale of portions of the Project.

          4.1.6 Purchase Documents. Negotiate and submit to Owner for its review, approval and execution purchase and sale agreements and related agreements with Buyers, all using the forms of agreements approved by Owner (the "Purchase Documents"). Negotiate and submit to Owner for its review, approval and execution any amendments to the Purchase
Documents.

          4.1.7 Closings. Take actions within Development Manager's control necessary to close the transactions contemplated by the Purchase Documents, including preparing escrow instructions, preparing and delivering closing documents and taking actions to satisfy conditions to closing on behalf of and with the cooperation of Owner.

          4.1.8 Purchaser Defaults. Advise Owner with respect to any default under the Purchase Documents and make recommendations to Owner regarding any necessary actions in connection with such defaults.

          4.1.9 Post Closing Matters. Administer any post closing obligations of Owner, and enforcing on behalf of Owner any post closing obligations of the Buyers, under the Purchase Documents, including collecting any maintenance fees, marketing fees, and price participation and/or profit participation payments, reviewing matters submitted by any Buyer under any development declaration of covenants, conditions and restrictions or similar instrument and enforcing any rights of first refusal and/or repurchase rights of Owner.

          4.1.10 Other Services. Provide such other services as are reasonably related to the marketing and sale of the Project and are agreed to by Owner and Development Manager.

     4.2 Sale of the Project. Development Manager is being retained by Owner pursuant to the provisions of this Agreement to negotiate the sale of portions of the Project. All of the proceeds from any such sale shall be the property of Owner and Development Manager shall not have any right or interest with respect thereto except that Owner shall pay Development Manager the Development Management Fee and the Success Fee as provided herein and that Development Manager shall have the right to retain and use fees paid by Buyers for the Co-op Marketing and Advertising Program as provided in Section 4.1.2 above. In no event shall Development Manager sell any portion of the Project without the prior written consent of Owner, which consent may be withheld in Owner's sole and absolute discretion. Development Manager shall use commercially reasonable efforts to sell the Project. Development Manager shall provide experienced marketing, brokerage, administrative and professional personnel to undertake the services of Development Manager as described in this Article. All of the Marketing Materials prepared by or for Development Manager shall be and remain the property of Owner.

     4.3 No Representations. Other than as approved or required by Owner, Development Manager shall not make any representations or warranties regarding the Project, including the condition of the Property, the compliance of the Project with any applicable building, zoning, environmental or other laws or regulations of any federal, state or local entity or any other matter to any Buyer. Notwithstanding the foregoing, Development Manager shall make such disclosures as are required by the California Department of Real Estate or the California Business and Professions Code and other similar laws and regulations.

     4.4 Price List. Prior to offering any Phase of the Project for sale to Buyers, Development Manager shall submit to Owner for prior approval in Owner's sole and absolute discretion, a proposed Price List with respect to all parcels in the Phase of the Project. If Development Manager shall recommend any sales incentives in connection with the sale of any parcels in addition to any sales incentive set forth in the Budget, Development Manager shall consult with Owner regarding details concerning the proposed sales incentives.

     4.5 Sales Reports. At Owner's request, Development Manager shall provide Sales Reports to Owner setting forth the status of the marketing and sale of the Project, including a list of parcels, Buyers, purchase prices and other material terms of all sales that are under negotiation, in escrow or closed.

                          ARTICLE V

          PROGRESS MEETINGS; REPORTING REQUIREMENTS
          -----------------------------------------

     5.1 Progress Meetings. At Owner's request, Development Manager shall schedule and attend meetings with Owner to discuss the progress of the development, construction and sale of the Project. At such meetings Development Manager shall provide Owner with any updated Project Schedules, Budget, Development Plan, Marketing Plan and Sales Reports requested by Owner.

     5.2 Reporting Requirements. At Owner's request, Development Manager shall deliver the following updated reports (as applicable based upon the performance of the Services) to Owner, all of which shall be in form and substance satisfactory to Owner:

          5.2.1     Project Schedule, Development Plan and Marketing Plan;

          5.2.2 Budget (Development Manager shall also prepare and deliver to Owner a quarterly review of the Budget);

          5.2.3     Sales Report; and

          5.2.4     such other reports as the parties shall mutually agree.

     5.3 Third Party Information. Development Manager shall furnish to Owner, from time to time during the term of this Agreement, promptly after Owner's request, a current list of all of Third Parties employed in connection with the Project.

     5.4 Books and Records. There shall be kept at the principal office of Development Manager correct and complete books of account and business records in which all transactions of the Project shall be entered. Such accounts and records shall be kept by Development Manager on an accrual basis and in all respects in a manner consistent with generally accepted accounting principles and practices consistently applied. Unless otherwise directed by Owner, the books shall be kept on the basis of a fiscal year ending December 31. Development Manager shall preserve all such records and upon the expiration or earlier termination of this Agreement, shall deliver all such records to Owner. Such books shall be open at all reasonable times for inspection or copying by Owner and its agents, employees, members and representatives. The books shall be audited as directed by Owner. The cost of such audit shall be borne by Owner; provided, however, that if any audit reveals errors or discrepancies caused by Development Manager's gross negligence or willful misconduct in the performance of the Services, Development Manager shall correct the same at its sole expense.

                         ARTICLE VI

                          INSURANCE
                          ---------

     6.1  Insurance General.

          (a) Development Manager shall not commence any Services under this Agreement until it obtains all insurance required to be obtained by Development Manager under this Agreement. Development Manager will not permit any Third Party to commence work on the Project until
(i) all insurance requirements described in the applicable Third Party Contract have also been complied with by such Third Party or unless Development Manager has approved any lesser insurance for such Third Party consistent with Development Manager's standard business practices and
(ii) Owner has been named as an additional insured as provided below.

          (b) Except as otherwise approved by Owner, all insurance described under this Article to be carried by Development Manager will be maintained by Development Manager during the term of this Agreement with insurance carriers having a general policyholders' rating of not less than an "A-" and financial rating of not less than "VI" in the most current Best's Key Rating Guide. Development Manager may provide the insurance described in this Article, in whole or in part, through a policy or policies covering other liabilities and projects of Development Manager provided that Development Manager obtains a "per project, per location" endorsement.

          (c) Premiums for all policies of insurance required to be maintained by Development Manager hereunder (excluding Workers'
Compensation Insurance, the cost of which shall be paid by Development

Manager) shall be paid by Owner to the extent properly allocable to the Project.

     6.2 Evidence of Insurance. As evidence of Development Manager's specified insurance coverage, Owner shall accept certificates issued by Development Manager's insurance carrier acceptable to Owner showing such policies in force for the specified period. Such evidence shall be delivered to Owner promptly upon execution of this Agreement or prior to commencement of Services, whichever earliest occurs. Each policy and certificate shall be subject to reasonable approval by Owner and shall provide that such policy shall not be subject to cancellation without thirty (30) days notice in writing to be delivered by registered mail to Owner and Lender. Development Manager shall also allow Owner to inspect such evidence of insurance as Development Manager obtains from its Subcontractors, but Owner shall have no obligation to inspect such evidence of insurance.

     6.3 Workers' Compensation Insurance. Development Manager shall maintain, at its expense, Workers' Compensation Insurance (statutory limit), including Employer's Liability (limit of Five Hundred Thousand Dollars ($500,000.00)) for all persons whom it employs in carrying out the Services under this Agreement. Such insurance shall be in strict accordance with the requirements of the most current and applicable Workers' Compensation Insurance Laws in effect from time to time.

     6.4 Commercial General Liability Insurance. Development Manager shall maintain Commercial General Liability Insurance on an "occurrence" basis, with reasonably acceptable deductibles, with a combined single limit for bodily injury and property damage of One Million Dollars ($1,000,000.00) covering operations, independent contractors, products and completed operations, broad form property damage (including completed operations), severability of interest, personal injury and explosion, collapse and underground hazards (X,C,U).

     6.5 Automobile Liability Insurance. Development Manager shall maintain owned, hired and nonowned automobile liability insurance covering all use of all automobiles, trucks and other motor vehicles utilized by Development Manager in connection with this Agreement, with a combined single limit for bodily injury and property damage of One Million Dollars ($1,000,000.00).

     6.6 Umbrella/Excess Coverage Development Manager shall maintain umbrella/excess liability coverage on an "occurrence" basis, with a combined single limit for bodily injury and property damage of Five Million Dollars ($5,000,000.00) covering general liability and automobile liability.

     6.7 Additional Insured. To the extent available with respect to insurance required to be obtained by Third Parties pursuant to the provisions of Third Party Contracts, Development Manager shall use diligent efforts to have Third Parties include Owner as an additional insured under such coverage.

     6.8 Project Property Insurance. Development Manager shall maintain an "all risk" (excluding earthquake and flood) builder's risk policy covering loss or damage to Property which becomes a full part of the Project in the amount of the full replacement cost thereof. Such policy shall cover the interest of Owner and Development Manager. The per occurrence deductible and all uninsured loss shall be the responsibility of the party whose negligence causes the loss, or, if no one is negligent, shall be a Project Cost.

     6.9 Additional Named Insured. With respect to insurance required to be obtained by Development Manager pursuant to the provisions of
Section 6.7 of this Agreement, Development Manager shall name Owner and any Lender as an additional named insured with respect to the Project.

     6.10 Lender Requirements. Development Manager shall maintain any additional insurance required by any Lender as a Project Cost to the extent allocable to the Project.

     6.11 OCIP Policy. Owner may elect, in its sole and absolute discretion, to obtain an owner controlled insurance policy ("OCIP Policy") for the Project providing such coverages as Owner may deem advisable for liability, professional errors and omissions and builder's risk on behalf of Owner, Development Manager, the Contractors and other parties involved in the Project. If Owner elects to obtain the OCIP Policy, the parties agree that Sections 6.4, 6.6, 6.8 and 6.9 shall be deleted and replaced with provisions reflecting the terms of the OCIP Policy, which terms shall be subject to Development Manager's approval, which shall not be unreasonably withheld. The parties also agree to make such revisions to this Article as may be necessary to reflect the terms of the OCIP Policy.

                         ARTICLE VII

               PAYMENTS TO DEVELOPMENT MANAGER
               -------------------------------

     7.1 Fees to Development Manager. In consideration of its services hereunder, Development Manager shall be entitled to payment from Owner of the Project Management Fee, the Field Overhead Fee, the Marketing and Advertising Fee and the Success Fee as provided in this Article.

     7.2 Project Management Fee. The Development Manager shall be paid a Project Management Fee in an amount equal to (a) three percent (3.0%) of Gross Revenues minus (b) any management fees paid to date, or payable in the future, by Owner to Accretive Investments, LLC. The Project
Management Fee shall be paid as provided in Section 7.5.

     7.3  Field Overhead Fee.  The Development Manager shall be paid a
Field Overhead Fee in an amount equal to (a) two and seventy two one-hundreds percent (2.72%) of Gross Revenues minus (b) any amounts incurred by Owner for construction peer review by Owner or its Contractor pursuant to Section 3.6 above. The Field Overhead Fee shall be paid as provided in
Section 7.5.

     7.4 Marketing and Advertising Fee. The Development Manager shall be paid a Marketing and Advertising Fee in an amount equal to one and one-half percent (1.5%) of Gross Revenues. The Marketing and Advertising Fee shall be paid as provided in Section 7.5.

     7.5  Payment of Fees.  Owner will pay the Development Management
Fee applicable to each sale of a portion of the Project to Development Manager within ten (10) days after the closing of such sale. Prior to the first sale of a portion of the Property, Owner, in its sole discretion, may make advances to Development Manager of up to (a) $958,000 against the Field Overhead Fee, (b) $1,350,000 against the Project Management Fee and
(c) $284,000 against the Marketing and Advertising Fee (in each case, such amounts shall be reduced for any payments made by Owner to any party other than Development Manager with respect to the applicable fee category).
Any such advances shall be offset against the next payment(s) of the Development Management Fee becoming due to Development Manager under this Agreement. A final reconciliation shall be after the sale of the last portion of the Project, and, within ten (10) days thereafter, Owner will pay any underpayment of the Development Management Fee, or Development Manager shall pay to Owner any overpayment of such fees.

     7.6 Success Fee. The parties believe that the ultimate success of the Project will largely depend on the efforts and abilities of Development Manager. Owner desires to incentivize Development Manager to maximize the profitability of the Project. In addition, the parties recognize that the long-term commitments required to be made by Development Manager under this Agreement and the risks undertaken by Development Manager under this Agreement, including risks relating to construction management and to Development Manager's obligation to arrange financing for the Project, warrant additional compensation to Development Manager. Therefore, as a material part of the consideration to Development Manager, Owner shall pay to Development Manager a Success Fee in the following manner:

Step 1: all Net Revenues initially shall be used by Owner to pay the Owner Initial Payment Amount;

Step 2: next, the remaining Net Revenues (if any) will be paid to Development Manager in an amount equal to such Owner
          Initial Payment Amount;

Step 3:   thereafter, fifty percent (50%) of the remaining Net
          Revenues (if any) will be paid to Development Manager;
          and

Step 4: provided, however, that in no event shall the Success Fee payable to Development Manager exceed sixty-eight percent (68%) of an amount equal to (a) the Net Revenues minus (b) the Owner Initial Payment Amount (the "Success Fee Limit").

Owner shall pay portions of the Success Fee to Development Manager from time to time when, in Owner's reasonable judgment, Owner has sufficient funds, after providing reserves for potential liabilities associated with the Project in amounts determined by Owner, to make such payment in light of the then existing and reasonably anticipated future expenses and liabilities relating to the Project. In addition, to the extent Owner determines that sufficient funds are available to make payments of the Success Fee, Owner may reserve amounts that Owner deems necessary to ensure that the payments of the Success Fee will not exceed the Success Fee Limit. A final reconciliation shall be made after the sale of the last portion of the Project, and Owner shall promptly pay any remaining Success Fee to Development Manager, or Development Manager shall pay to Owner any overpayment of the Success Fee (including any amount paid to Development Manager that exceeds the Success Fee Limit). Notwithstanding the foregoing, Development Manager acknowledges and agrees that it shall be entitled to payment of the Success Fee only if the amount of the Net Revenues exceed the amount of the Owner Initial Payment Amount, and then only to the extent of such excess amount and subject to the Success Fee Limit. Owner has made no representations or warranties regarding the amount of the Success Fee that may be payable. Neither Owner nor any of its shareholders, members, managers, officers, directors or Affiliates shall be liable to Development Manager if no Success Fee is payable or if the amount of the Success Fee is less than the amount anticipated by the Budget or any other projections.

     For purposes of illustration only, the following examples are provided:

     Example 1:

          Net Revenues = $400,000,000

     Step 1:  Owner Initial Payment Amount = $50,000,000
     Step 2:  Initial payment to Development Manager = $50,000,000
     Step 3:  50% of remainder to Development Manager = $150,000,000 (50%
              of $300,000,000)
     Step 4:  Cap = 68% of $350,000,000 = $238,000,000
              Success Fee = $200,000,000 ($50,000,000 plus $150,000,000 from
               Steps 2 and 3)

     Example 2:

          Net Revenues = $120,000,000

     Step 1:  Owner Initial Payment Amount = $50,000,000
     Step 2:  Initial payment to Development Manager = $50,000,000
     Step 3: 50% of remainder to Development Manager = $10,000,000 (50% of $20,000,000)
     Step 4:  Cap = 68% of $70,000,000 = $47,600,000
              Success Fee = $47,600,000 (based on 68% cap)

     Example 3:

          Net Revenues = $50,000,000

     Step 1:  Owner Initial Payment Amount = $50,000,000
     Step 2:  Success Fee = $0


                        ARTICLE VIII

                     FUNDING FOR PROJECT
                     -------------------

     8.1  Costs to be Borne by Owner.  Owner shall pay all Project
Costs. To the extent feasible, Owner (or Development Manager on behalf of Owner) shall pay all Project Costs directly to the appropriate Third Parties. Project Costs shall include the following general categories of work to the extent incurred by Owner and/or Development Manager in accordance with the Budget:

          8.1.1 All costs for architectural, legal, accounting, engineering and other consultant services (other than marketing and advertising consultants and consultants who are engaged by Development Manager to perform any of Development Manager's obligations hereunder) and for soils, geological, and toxic and hazardous waste studies;

          8.1.2 All construction costs, including labor and material costs and equipment rental and repair, and the costs to maintain the Property as provided in this Agreement;

          8.1.3 All governmental licenses and fees relating to the Project, costs to process and maintain the Entitlements, all real and personal property taxes imposed against the Property and Project and all bonds or deposits required in connection with the development of the Project;

          8.1.4 All costs of sale including but not limited to commissions, escrow and title charges, and other closing costs;

          8.1.5 Financing costs, including interest payments, for loans from non-Affiliate Lenders;

          8.1.6     The Development Management Fees;

          8.1.7 The premiums on any insurance required to be carried by Development Manager pursuant to Article VI to the extent properly allocable to the Project (but excluding workers' compensation insurance); and

          8.1.8 All other costs incurred in connection with the Project that are not expressly excluded under Section 8.2.

     Subject to the indemnification obligations of Development Manager pursuant to Section 10.15 and Development Manager's obligation to arrange financing for the Project, Development Manager shall have no responsibility to fund any Project Costs under this Agreement.

     8.2 Costs to be Borne by Development Manager. Notwithstanding any other provision of this Agreement, in no event shall Owner be responsible for any of the following costs incurred by Development Manager in connection with the Services, all of which shall be borne by Development
Manager:

          8.2.1 Any and all costs or expenses incurred by Development Manager prior to the date of this Agreement;

          8.2.2 Any marketing and advertising expenses relating to the administration or implementation of the Marketing Plan and/or the Co-op Marketing and Advertising Program;

          8.2.3 The costs for Development Manager's employees for salaries, fringe benefits, payroll taxes, F.I.C.A., worker's compensation premiums, health insurance premiums, retirement benefits, bonuses and similar personnel costs;

          8.2.4 Overhead expenses of Development Manager, which shall be limited to salaries and other payments or benefits to principals, shareholders, and officers, and the cost of maintaining off-site offices and any on-site construction field offices, and costs of operating Development Manager's business;

          8.2.5 Business licenses, real estate broker's license and fees of Development Manager, except as required specifically for the Project by governmental entities having jurisdiction thereof;

          8.2.6 Costs of any consultants engaged by Development Manager to perform any of its obligations hereunder; and

          8.2.7 Any costs, liabilities, damages or expenses for which Development Manager is responsible for indemnifying Owner pursuant to
Section 10.15.

                         ARTICLE IX

                    TERMINATION; DEFAULT
                    --------------------

     9.1 Right of Termination for Convenience. The performance of all or any portion of the Services under this Agreement may be terminated by Owner, in whole or in part, whenever Owner shall determine that such termination is in its best interest, with or without cause and without regard to whether Development Manager is in default hereunder. Any such termination shall be effected by delivery to Development Manager of a

Notice of Termination specifying the extent to which performance of Services under the Agreement is terminated and the date (the "Termination Date") upon which such termination shall become effective, which shall not be less than sixty (60) days after the date of the Notice of Termination.

     9.2  Termination Claim.  Upon termination of this Agreement by
Owner without cause, Owner shall pay to Development Manager the following amounts:

          9.2.1 All Project Costs incurred and payable by Owner to Development Manager pursuant to the provisions of this Agreement through the Termination Date. Owner shall pay such amount to Development Manager within twenty (20) days after the Termination Date; and

          9.2.2 The accrued but unpaid portion of the Development Management Fee and the Success Fee. The accrued Development Management Fee shall only include the fee for sales to Buyers that have already closed escrow or that are in escrow for sale on the Termination Date and actually close pursuant to such escrow within 120 days after the Termination Date. Owner shall make a reasonable determination of the amount of the accrued Success Fee payable to Development Manager with respect to such sales that have closed on or before the date that is 120 days after the Termination Date based upon Owner's reasonable estimates of the then existing Net Revenues and the Owner Initial Payment Amount. Within one hundred fifty (150) days after the Termination Date, Owner shall pay to Development Manager any Development Management Fee and Success Fee payable to Development Manager or Development Manager shall pay to Owner any overpayment in the Development Management Fee and the Success Fee. To the extent that any advances of the Development Management Fee paid to Development Manager pursuant to Section 7.5 exceed the amount of the accrued Development Management Fee as of the Termination Date as provided in this Section, Development Manager will repay to Owner such excess amount of the advances upon termination of this Agreement.

     9.3 Full Payment. Development Manager acknowledges and agrees that the amounts set forth in this Article represent the entire amount payable by Owner to Development Manager upon the termination of this Agreement and in no event shall Development Manager be entitled to any other or future fees, costs of other expenses arising out of this Agreement or the termination thereof.

     9.4 Termination By Reason of Default. Development Manager shall be in default and breach of this Agreement, and this Agreement shall terminate at the election of Owner in its reasonable discretion, without notice except as expressly provided to the contrary, upon the occurrence of any of the events set forth in Sections 9.4.1 through 9.4.7, inclusive.

          9.4.1 Development Manager shall admit in writing its inability to pay its debts when due, or shall make an assignment for the benefit of creditors; or shall apply for or consent to the appointment of any receiver, trustee or similar officer for Development Manager, or for all or any substantial part of its property; or Development Manager shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceedings relating to Development Manager, or under the laws of any jurisdiction; or

          9.4.2 A receiver, trustee or similar officer shall be appointed for Development Manager or for all or any substantial part of its property without the application or consent of Development Manager, and such appointment shall continue undischarged for a period of ninety
(90) Days (whether or not consecutive); or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against Development Manager and shall remain undismissed for a period of ninety (90) Days (whether or not consecutive); or

          9.4.3 Subject to Development Manager's right to reasonably contest, Development Manager fails to make proper payment to any party performing services or providing materials or labor to Development Manager in connection with this Agreement after fifteen (15) Business Days notice thereof and of Owner's intent to terminate this Agreement, unless Development Manager's nonpayment is due to the other party's default in its obligations; or

          9.4.4 Development Manager violates any laws, ordinances, rules and regulations or orders of any public authority having jurisdiction and fails to cure the applicable violation within fifteen (15) Days following notice of any violation thereof from Owner or the applicable governmental agency and following notice of Owner's intent to terminate this Agreement, or, if the default cannot with due diligence be cured within such fifteen
(15) Day period, Development Manager fails to commence a cure within such fifteen (15) Day period or thereafter fails to diligently prosecute such cure to completion as soon as possible; or

          9.4.5 Development Manager fails to arrange for financing for the Project as required by this Agreement; or

          9.4.6 Development Manager persistently fails to comply with the applicable Project Schedule or other time period specified herein and persistently fails to perform the Services for the Project with such diligence as will cause the Services to be completed in accordance with the applicable Project Schedule or other time period specified herein and such failure continues after fifteen (15) Days notice thereof and of Owner's intent to terminate this Agreement or, if the default cannot with due diligence be cured within such fifteen (15) Day period, Development Manager fails to commence a cure within such fifteen (15) Day period or thereafter fails to diligently prosecute such cure to completion within a reasonable time; or

          9.4.7 Development Manager fails to observe any other material terms, provisions, conditions, covenants or agreements in this Agreement to be observed and performed on the part of Development Manager and fails promptly to cure such default within fifteen (15) Days following notice thereof to Development Manager by Owner and notice of Owner's intent to terminate this Agreement, or, if the default is not a monetary default and cannot with due diligence be cured within said fifteen (15) Day period, Development Manager fails to commence cure within such fifteen (15) Day period or thereafter fails to diligently prosecute such cure to completion within a reasonable time.

     9.5 Remedies. Upon Development Manager's default hereunder, Owner shall have such rights and remedies as are provided herein and such additional remedies as may be available at law or in equity. Notwithstanding the foregoing, or anything else to the contrary contained herein, if Development Manager fails to perform its obligations to arrange financing in accordance with this Agreement, Owner's sole remedy against Development Manager shall be to terminate this Agreement and Development Manager shall not be liable for damages or subject to specific performance or other remedies on account thereof.

     9.6  Development Manager's Responsibility Upon Termination.

          9.6.1 After receipt of a Notice of Termination and except as otherwise directed by Owner in the Notice of Termination or otherwise, Development Manager shall:

               9.6.1.1   Stop work under this Agreement;

               9.6.1.2 At Owner's request and, if the Notice of Termination is delivered pursuant to Section 9.1, at Owner's expense, either terminate all orders and agreements to the extent that they relate to the performance of Work terminated by the Notice of Termination or otherwise or assign such orders and agreements to Owner, as Owner directs.

               9.6.1.3   Assign to Owner, in the manner, at the
times, and to the extent directed by Owner, all of the right, title and interest of Development Manager under the orders and agreements so terminated;

               9.6.1.4   Transfer title and deliver to Owner as
directed by Owner: (a) work in process, completed work, supplies, and other material procured as a part of, or acquired in connection with the performance of, the work terminated by the Notice of Termination or otherwise, (b) information and other property which, if this Agreement had not been terminated, would have been required to be furnished to Owner, and (c) all books, records and documents relating to the Project; and

               9.6.1.5 At Owner's expense take such action as may be necessary, or as Owner may direct, for the protection and preservation of the property related to the Agreement which is in the possession of Development Manager and in which Owner had or may acquire an interest.

     9.7 Termination By Development Manager. Owner shall be in default and breach of this Agreement, and this Agreement shall terminate at the election of Development Manager, upon the occurrence of any of the events set forth in Sections 9.7.1 through 9.7.3, inclusive.

          9.7.1 Owner shall admit in writing its inability to pay its debts when due, or shall make an assignment for the benefit of creditors; or shall apply for or consent to the appointment of any receiver, trustee or similar officer for Owner, or for all or any substantial part of its property; or Owner shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceedings relating to Owner, or under the laws of any jurisdiction; or

          9.7.2 A receiver, trustee or similar officer shall be appointed for Owner or for all or any substantial part of its property without the application or consent of Owner, and such appointment shall continue undischarged for a period of ninety (90) Days (whether or not consecutive); or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against Owner and shall remain undismissed for a period of ninety (90) Days (whether or not consecutive); or

          9.7.3 Owner fails to observe any of the material terms, provisions, conditions, covenants or agreements in this Agreement to be observed and performed on the part of Owner and fails promptly to cure such default within fifteen (15) Days following notice thereof to Owner by Development Manager and notice of Development Manager's intent to terminate this Agreement, or, if the default is not a monetary default and cannot with due diligence be cured within said fifteen (15) Day period, Owner fails to commence cure within such fifteen (15) Day period or thereafter fails to diligently prosecute such cure to completion within a reasonable time.

                          ARTICLE X

                  MISCELLANEOUS PROVISIONS
                  ------------------------

     10.1 Remedies Cumulative. No remedy herein reserved to Owner is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other given in this Agreement or as now or hereafter existing or at law, equity or by statute.

     10.2 Nonwaiver. The failure of either party to notify the other of any default under this Agreement shall not be deemed to be a waiver of any continuing default of any term, covenant or condition set forth in this Agreement, nor of such party's right to declare a default for any such continuing breach, and the failure of either party to insist upon strict performance of any of the terms, covenants or conditions of this Agreement, or to exercise any option in this Agreement in any one or more instances, shall not be construed as a waiver or relinquishment of any such terms, covenants, conditions or options, but the same shall be and remain in full force and effect.

     10.3 Successors and Assigns. Development Manager shall not assign this Agreement in whole or in part, or any interest herein, without Owner's prior written consent, which may be withheld in Owner's sole and absolute discretion. Any assignment by Development Manager without

Owner's consent shall be void and of no effect. The rights and obligations of the parties hereunder shall, subject to the limitations on assignment contained in this Section, be binding upon, and inure to the benefit of, the successors and assigns of Owner and Development Manager.

     10.4 Written Notice. For purposes of this Agreement, notices will be deemed to have been given upon personal delivery thereof, three
(3) Business Days after having been deposited in the United States mail, postage prepaid and properly addressed, one (1) Business Day after having been sent by Federal Express or other similar overnight delivery service or upon confirmation if sent by facsimile. Any party hereto may from time to time, by written notice to the other, designate a different address which shall be substituted for the one set forth below.

     Owner:              Provence Hills Development Company, LLC
                         2111 Palomar Airport Road, Suite 250
                         Carlsbad, CA 92009
                         Attn: R. Randy Goodson, Vice President
                         Facsimile No.: (760) 431-8915

     With a copy to:     Provence Hills Development Company, LLC
                         315 Park Avenue South, 20th Floor
                         New York, NY 10010-3607
                         Attn: Paul Borden, President
                         Facsimile No.: (212) _____________

     With an additional copy to:
                         Luce, Forward, Hamilton & Scripps LLP
                         600 West Broadway, Suite 2600
                         San Diego, California 92101-3391
                         Attn: David M. Hymer, Esq.
                         Facsimile No.: (619) 645-5334

     Development Manager:HomeFed Corporation
                         529 East South Temple
                         Salt Lake City, Utah 84102
                         Attn: Ms. Corinne Maki
                         Facsimile No.: (801) 524-1761

     With a copy to:     Pillsbury, Madison & Sutro LLP
                         101 West Broadway, Suite 1800
                         San Diego, CA 92101
                         Attn: K. Michael Garrett, Esq.
                         Facsimile No.: (619) 236-1995

     10.5 Severability. In case any one or more provisions set forth in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, any such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been incorporated therein provided that the deletion of such provision does not materially alter this Agreement.

     10.6 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed or construed to confer any rights, powers or privileges on any person, firm, partnership, corporation or other entity not a party hereto except as may be expressly provided herein to the contrary.

     10.7 Exhibits and Headings. The Exhibits attached or to be attached hereto shall be construed with and as integral parts of this Agreement to the same extent as if the same had been set forth verbatim herein. The titles and headings of articles and sections of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     10.8 Oral Agreements. No oral order, objection, claim or notice by any party to the other shall affect or modify any of the terms or obligations contained in this Agreement, and none of the provisions of this Agreement shall be held to be waived or modified by reason of any act whatsoever, other than by an express waiver or modification thereof in writing, and no evidence shall be introduced in any proceeding of any other waiver or modification.

     10.9 Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts for all purposes shall be deemed to be an original, and all of such counterparts should constitute one and the same agreement.

     10.10 Governing Law. This Agreement shall be governed by the internal laws of the State of California without regard to choice of law rules.

     10.11 Special Exculpation. Except for payment for Services performed in accordance with this Agreement, the liability of Owner hereunder shall be limited to its interest in the Project, and in no event shall any other assets of Owner or any constituent member of Owner be subject to any claim arising out of or in connection with this Agreement.

     10.12 Lenders. Upon Development Manager's receipt of the applicable provisions thereof, Development Manager shall cooperate with all Lenders and shall comply with all terms of the loan agreements pertaining to the Services or the Project and the delivery of information to such Lenders with respect thereto, including, without limitation, Lender's right to approve Third Parties, any Third Party Contracts and all conditions precedent to the disbursement of loan proceeds thereunder. Development Manager agrees that, if requested by Owner, it shall advise all of the Third Parties in writing of the identity of all Lenders. Development
Manager will cooperate with and permit all Lenders or their representatives to enter upon the Project at reasonable times for the purpose of inspecting the Project and all materials, fixtures and articles to be used in the Project, and to examine all Plans and Specifications which are or may be kept at the Project. Notwithstanding the foregoing, any references in this Agreement to specific inspection or approval rights of any Lender shall only apply if and to the extent such Lender elects to exercise such rights by agreement with Owner or by written notice to Owner or Development Manager.

     10.13 Time. Time is of the essence of this Agreement and each provision hereof of which time is an element.

     10.14 Independent Contractor. It is expressly understood and agreed that Development Manager will act as an independent contractor and as an agent of Owner in the performance of its duties and responsibilities set forth in this Agreement. No provisions of this Agreement shall be intended to create a partnership or joint venture or other similar relationship between Owner and Development Manager with respect to the Project, and neither party shall have the power to bind or obligate the other party, except as expressly set forth in this Agreement. Neither this Agreement nor any communication or other action between the parties relating to the Project, is intended or shall be construed to create a joint venture, partnership or other similar relationship between Development Manager and Owner.

     10.15     Indemnity.

          10.15.1 Development Manager shall defend (with legal counsel reasonably acceptable to Owner), indemnify, protect and hold harmless Owner and its employees, officers, directors, members, managers, affiliates, agents and representatives, and its and their respective successors and assigns (collectively, the "Owner Indemnitees") from any and all Claims to the extent arising from or relating to (a) the gross negligence or willful misconduct of Development Manager, or its agents, employees, consultants, subcontractors, suppliers, anyone employed directly or indirectly by any of them or for whose acts they may be liable or any or all of them arising from or relating to Development Manager's obligations under this Agreement; (b) any and all liens, stop notices and charges of any type, nature, kind or description which may at any time be filed or claimed against the Project site or any portion thereof, or the Owner or Owner's Lender as a consequence of acts or omissions of Development Manager, or its agents, employees, consultants, subcontractors, suppliers, anyone employed directly or indirectly by any of them or for whose acts they may be liable or any or all of them;
(c) Development Manager's breach of its obligations under the Agreement; or (d) violation of any local, state or federal law, regulation or code by Development Manager or by any of Development Manager's employees, agents, consultants, subcontractors or suppliers; provided, however, Development Manager shall not be obligated to indemnify a party to the extent such damages are the result of the negligence or willful misconduct of the party to be indemnified. The indemnity set forth in this Section shall apply during the term of this Agreement (or Development Manager's performance thereof) and shall survive the expiration or termination of this Agreement until such time as action against the Owner Indemnitees on account of any matter covered by such indemnity is barred by the applicable statute of limitations.

          10.15.2 Owner shall defend (with counsel reasonably acceptable to Development Manager), indemnify, protect, and hold harmless Development Manager and its employees, officers, directors, shareholders, agents and representatives, and its and their respective successors and assigns (collectively, the "Development Manager Indemnitees"), from and against any and all Claims, of any nature whatsoever, arising out of, in connection with or incidental to: (i) the negligence or willful misconduct of Owner or any of its managers, members, officers, directors, separate contractors, agents or employees; (ii) the failure by Owner to comply with its obligations under this Agreement; (iii) any failure by Owner to comply with any laws, statutes, ordinances, or regulations of any governmental or quasi-governmental agency or authority except and to the extent such compliance was the obligation of Development Manager under this Agreement; or (iv) work performed after the Termination Date and without Development Manager's participation. This Indemnity shall survive the expiration or termination of this Agreement until an action against the Development Manager Indemnitees on account of any matter covered by such indemnity is barred by the applicable statute of limitation.

          10.15.3 Applicability of Indemnity. Notwithstanding the foregoing, if Owner elects to obtain an OCIP Policy, the parties agree that the indemnity obligations under Sections 10.15.1 and 10.15.2 shall only apply to the extent the matter is not covered by such OCIP Policy and each party waives all claims against the other to the extent covered by such insurance.

     10.16 Merger. All prior understandings and agreements between the parties respecting this relationship, are merged into this Agreement, which Agreement fully and completely expresses the agreement of the parties, and there are no representations, warranties or agreements except as specifically and expressly set forth herein and in the Exhibits annexed hereto.

     10.17 Alternative Dispute Resolution. All claims, disputes and other matters as to which the parties disagree arising out of this Agreement or the interpretation or breach or alleged breach thereof, shall be decided in accordance with the terms of the Alternative Dispute Resolution Addendum attached hereto as Exhibit C and incorporated herein.

     10.18 Attorney's Fees. If any action, arbitration or judicial reference proceeding is instituted between Owner and Development Manager in connection with this Agreement, the party prevailing in such action will be entitled to recover from the other party all of its costs of action, including reasonable attorneys' fees and costs, experts' fees and costs and fees and costs incurred in connection with any appeals or to enforce any judgment. If either party files an action against the other in connection with this Agreement and subsequently dismisses or withdraws such action, with or without prejudice, except in connection with a settlement agreement between Owner and Development Manager, the other party shall be deemed to be the prevailing party and shall be entitled to recover its fees and costs in connection therewith.

     10.19 Non-Discrimination. There shall be no discrimination against or segregation of any person, or group of persons on account of sex, race, color, creed, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the land, nor shall the transferee himself, or any person claiming under or through him establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land.

     10.20 Confidentiality. Unless otherwise agreed to by Owner, Development Manager will keep confidential all documents, contracts, prices, plans, specifications, strategies, marketing programs, financial statements, reports or other information provided to, or generated by Owner relating to the Project and will not disclose any such information to any person other than (i) those employees and agents of Development Manager directly participating in providing the Services; (ii) those who are actively and directly participating in the development of the Project, and (iii) governmental, administrative, regulatory or judicial authorities in the investigation of the compliance of the Project with applicable legal requirements. However, Development Manager agrees that it will not disclose any code compliance, environmental or other regulatory matters to governmental or other authorities without the prior approval by Owner unless required by law, in which case Development Manager shall promptly notify Owner thereof. Upon any termination of this Agreement for any reason, Development Manager will promptly return to Owner copies of all documents or other information pertaining to the Project provided to Development Manager by Owner. The provisions of this Section will survive the Closing or earlier termination of this Agreement.

     10.21 Advice of Counsel. Each party represents and warrants that it has received the advice of independent counsel of its own choosing with respect to the meaning and effect of this Agreement. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.

     IN WITNESS WHEREOF, the undersigned have executed this instrument effective as of the date set forth above.

OWNER:                                 DEVELOPMENT MANAGER:

PROVENCE HILLS DEVELOPMENT             HOMEFED CORPORATION, a Delaware
COMPANY, LLC, a Delaware limited       corporation
liability company

By:  /s/ Paul Borden                   By:  /s/ Timothy M. Considine
     ---------------------------            --------------------------------
     Paul Borden, President                 Timothy M. Considine, Chairman

                          EXHIBITS


EXHIBIT A  . . . . . . . . . . . . . . . . . . . . . . . . . Legal Description
EXHIBIT B. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Budget
EXHIBIT C. . . . . . . . . . . . . . . . Alternate Dispute Resolution Addendum


                          SCHEDULES

SCHEDULE 1 . . . . . . . . . . . . . . . . . . . . . . . . Existing Litigation
SCHEDULE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . Trust Deeds

                          EXHIBIT C

            ALTERNATE DISPUTE RESOLUTION ADDENDUM

     1. DISPUTE RESOLUTION PROCEDURE FOR DISPUTES. All claims, disputes and other matters as to which the parties disagree arising out of this Agreement or the interpretation or breach thereof ("Disputes") and all Related Disputes (as defined below) shall be resolved pursuant to the terms of this Addendum. In the event that a Related Dispute is initiated during the pendency of a Disputes proceeding ("Pending Proceeding"), such Pending Proceeding shall be stayed until the Related Dispute has been finally resolved or, at the option of Owner, the Related Dispute shall be removed from such Pending Proceeding and resolved pursuant to the terms of the Addendum. If the claims in the Pending Proceeding include both Related Disputes and other causes of action that are not Related Disputes then, in the discretion of the referee, the claims that are not Related Disputes may proceed to final resolution in the Pending Proceeding.

     2. Definitions. The term "Homeowner/Association Dispute" shall mean any action or claim by, between or among (a) Owner, Development Manager or any Buyer or any director, officer, partner, member, manager, affiliate, employee or agent of Owner, Development Manager or any Buyer, or any contractor, subcontractor, design professional, engineer or supplier who provided labor, services or materials to the Project and who is bound or has agreed to be bound to the following dispute notification and resolution procedure (collectively, the "Owner Parties") and (b) either the Master Association that has been or will be formed with respect to the Project (the "Master Association") or any homeowner ("Homeowner"), relating to or arising out of the Project, this Agreement, the governing documents for the Master Association, any other agreements between the Owner Parties and a Homeowner or the Master Association (unless any such agreement specifies another form of dispute resolution), the sale of any portion of the Project, the use or condition of the Project or the design or construction of or any condition on or affecting the Project, including, but not limited to, construction defects, surveys, soils conditions, grading, specifications, installation of improvements or disputes which allege breach of implied or express warranties as to the condition of the Project or the Project where the amount in controversy is greater than $25,000 or in which non-monetary relief is sought that cannot be granted by a Municipal Court in the State of California as of January 1, 1998. The term "Related Disputes" shall mean a Homeowner/Association Dispute which arises out of the same transaction, occurrence, or series of transactions or occurrences as a Dispute. The term "Homeowner" shall mean and refer to one or more persons or entities who are alone or collectively the record owner of a residential lot, condominium or apartment.

     3. ADR Provisions. All Disputes and all Related Disputes shall be resolved shall be subject to the provisions set forth below.

          3.1 Notice. Any person with a Dispute claim shall notify Owner in writing of the claim, which writing shall describe the nature of the claim and any proposed remedy (the "Claim Notice").

          3.2  Right to Inspect and Right to Corrective Action.
Within a reasonable period after receipt of the Claim Notice, which period shall not exceed sixty (60) days, Owner and the claimant shall meet at a mutually-acceptable place within or near the San Elijo Ranch Community to discuss the Dispute. At such meeting or at such other mutually-agreeable time, Owner and Owner's representatives shall have full access to the property that is subject to the Dispute and shall have the right to conduct inspections, testing and/or destructive or invasive testing of the same in a manner deemed appropriate by Owner, which rights shall continue until such time as the Dispute is resolved. The parties to the Dispute shall negotiate in good faith in an attempt to resolve the Dispute. If Owner elects to take any corrective action, Owner and Owner's representatives and agents shall be provided full access to the Project that is subject to the Dispute to take and complete corrective action.

          3.3 Civil Code Sections 1368.4 and 1375. Nothing contained herein shall be deemed a waiver or limitation of the provisions of California Civil Code Sections 1368.4 and 1375.

          3.4 Mediation. If the parties to the Dispute cannot resolve the claim, the matter shall be submitted to mediation pursuant to the mediation procedures adopted by the American Arbitration Association (except as such procedures are modified by the provisions of this Section) or any successor thereto or to any other entity offering mediation services that is acceptable to such parties. No person shall serve as a mediator in any Dispute in which the person has any financial or personal interest in the result of the mediation, except by the written consent of all parties to the Dispute participating in the mediation. Prior to accepting any appointment, the prospective mediator shall disclose any circumstances likely to create a presumption of bias or to prevent a prompt commencement of the mediation process.

          3.5 Position Memoranda; Pre-Mediation Conference. Within ten (10) days of the selection of the mediator, each party to the Dispute participating in the mediation shall submit a brief memorandum setting forth its position with regard to the issues that need to be resolved. The mediator shall have the right to schedule a pre-mediation conference and all parties to the Dispute participating in the mediation shall attend unless otherwise agreed. The mediation shall be commenced within ten (10) days following the submittal of the memoranda and shall be concluded within fifteen (15) days from the commencement of the mediation unless the parties to the Dispute participating in the mediation mutually agree to extend the mediation period. The mediation shall be held in the county in which the Project is located or such other place as is mutually acceptable to the parties to the Dispute participating in the mediation.

               3.5.1 Conduct of Mediation. The mediator has discretion to conduct the mediation in the manner in which the mediator believes is most appropriate for reaching a settlement of the Dispute. The mediator is authorized to conduct joint and separate meetings with the parties to the Dispute participating in the mediation and to make oral and written recommendations for settlement. Whenever necessary, the mediator may also obtain expert advice concerning technical aspects of the Dispute, provided the parties to the Dispute participating in the mediation agree and assume the expenses of obtaining such advice. The mediator does not have the authority to impose a settlement on the parties to the Dispute participating in the mediation.

               3.5.2 Exclusion Agreement. Prior to the commencement of the mediation session, the mediator and all parties to the Dispute participating in the mediation shall execute an agreement pursuant to California Evidence Code Section 1152.5(e) or successor statute in order to exclude the use of any testimony or evidence produced at the mediation in any subsequent dispute resolution forum, including, but not limited to, court proceedings, reference proceedings or arbitration hearings. Pursuant to California Evidence Code Section 1152.5(a), the agreement shall specifically state that evidence of anything said or of any admission made in the course of the mediation is not admissible evidence, and disclosure of any such evidence shall not be compelled in any civil action in which, pursuant to law, testimony can be compelled to be given. Unless the document provides otherwise, no document prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, is admissible in evidence; and disclosure of any such document shall not be compelled in any civil action in which, pursuant to law, testimony can be compelled to be given. The provisions of California Evidence Code Sections 1115 through 1128 shall also be applicable to such mediation process.

               3.5.3 Parties Permitted at Sessions. Persons other than the parties to the Dispute participating in the mediation, their representatives and the mediator may attend mediation sessions only with the permission of such parties to the Dispute participating in the mediation and the consent of the mediator. Confidential information disclosed to a mediator by the parties or by witnesses in the course of the mediation while serving in such capacity shall be confidential. There shall be no stenographic record of the mediation process.

               3.5.4 Expenses. The expenses of witnesses for either side shall be paid by the party producing such witnesses. All other expenses of the mediation, including, but not limited to, the fees and costs charged by the mediator and the expenses of any witnesses or the cost of any proof or expert advice produced at the direct request of the mediator, shall be borne equally by the parties to the Dispute participating in the mediation unless they agree otherwise. Each party to the Dispute participating in the mediation shall bear its own attorneys' fees and costs in connection with such mediation.

     3.6 Judicial Reference. Should mediation described above not be successful in resolving any Dispute, such Dispute shall be resolved by general judicial reference pursuant to Code of Civil Procedure
Sections 638 and 641 through 645.1, and as modified or as otherwise provided in this Section. The parties to the Dispute shall cooperate in good faith to ensure that all necessary and appropriate parties are included in the judicial reference proceeding. Owner shall not be required to participate in the judicial reference proceeding if all parties against whom Owner would have necessary or permissive cross-claims or counterclaims will not or cannot be joined in the judicial reference proceeding, including, but not limited to, the Owner Parties. Subject to the limitations set forth in this Section, the general referee shall have the authority to try all issues, whether of fact or law, and to report a statement of decision to the court. The referee shall be the only trier of fact or law in the reference proceeding, and shall have no authority to further refer any issues of fact or law to any other party, without the mutual consent of all parties to the judicial reference proceeding.

          3.6.1   Place.  The proceedings shall be heard in San Diego
County.

          3.6.2 Referee. The referee shall be an attorney or retired judge with experience in relevant real estate matters. The referee shall not have any relationship to the parties to the Dispute or interest in the Project. The parties to the Dispute participating in the judicial reference shall meet to select the referee within ten (10) days after service of the initial complaint on all defendants named therein. Any dispute regarding the selection of the referee shall be promptly resolved by the judge to whom the matter is assigned, or if there is none, to the presiding judge of the Superior Court of San Diego County who shall select the referee.

          3.6.3 Commencement and Timing of Proceeding. The referee shall promptly commence the proceeding at the earliest convenient date in light of all of the facts and circumstances and shall conduct the proceeding without undue delay.

          3.6.4 Pre-hearing Conferences. The referee may require one or more pre-hearing conferences.

          3.6.5 Discovery. The parties to the judicial reference proceeding shall be entitled only to limited discovery, consisting of the exchange between such parties of only the following matters:
(i) witness lists; (ii) expert witness designations; (iii) expert witness reports; (iv) exhibits; (v) reports of testing or inspections of the property subject to the Dispute, including but to limited to, destructive or invasive testing; and (vi) trial briefs. Such parties shall also be entitled to conduct further tests and inspections as provided in Section above. Any other discovery provided for in the California Code of Civil Procedure shall be permitted by the referee upon a showing of good cause or based on the mutual agreement of the parties to the judicial reference proceeding. The referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge.

          3.6.6 Limitation on Remedies. The referee shall not have the power to award punitive damages. In addition, as further provided below, the right to punitive damages is waived. The referee shall have the power to grant all other legal and equitable remedies and award compensatory damages in the judicial reference proceeding.

          3.6.7 Motions. The referee shall have the power to hear and dispose of motions, including motions relating to provisional remedies, demurrers, motions to dismiss, motions for judgment on the pleadings and summary adjudication motions, in the same manner as a trial court judge, except the referee shall also have the power to adjudicate summarily issues of fact or law including the availability of remedies, whether or not the issue adjudicated could dispose of an entire cause of action or defense. Notwithstanding the foregoing, if prior to the selection of the referee as provided herein, any provisional remedies are sought by the parties to the Dispute, such relief may be sought in the Superior Court of San Diego County.

          3.6.8 Rules of Law. The referee shall apply the laws of the State of California except as expressly provided herein including the rules of evidence, unless expressly waived by all parties to the judicial reference proceeding.

          3.6.9 Record. A stenographic record of the hearing shall be made, provided that the record shall remain confidential except as may be necessary for post-hearing motions and any appeals.

          3.6.10 Statement of Decision. The referee's statement of decision shall contain findings of fact and conclusions of law to the extent required by law if the case were tried to a judge. The decision of the referee shall stand as the decision of the court, and upon filing of the statement of decision with the clerk of the court, judgment may be entered thereon in the same manner as if the Dispute had been tried by the court.

          3.6.11 Post-hearing Motions. The referee shall have the authority to rule on all post-hearing motions in the same manner as a trial judge.

          3.6.12 Appeals. The decision of the referee shall be subject to appeal in the same manner as if the Dispute had been tried by the court.

          3.6.13 Expenses. The fees and costs of any judicial reference proceeding hereunder shall be paid as agreed by the parties to the judicial reference proceeding. If such parties cannot agree on the payment of such costs and fees, including ongoing costs and fees, then these costs and fees shall be paid as determined by the referee, with the overall costs and fees of the proceeding ultimately to be borne as determined by the referee. Each party to the judicial reference proceeding shall bear its own attorneys' fees and costs in connection with such proceeding.

     3.7  WAIVERS AND AMENDMENT.  OWNER AND DEVELOPMENT MANAGER AGREE
TO HAVE ANY DISPUTE RESOLVED ACCORDING TO THE PROVISIONS OF THIS ADDENDUM AND WAIVE THEIR RESPECTIVE RIGHTS TO PURSUE ANY DISPUTE IN ANY MANNER OTHER THAN AS PROVIDED IN THIS ADDENDUM SUCH PARTIES ACKNOWLEDGE THAT BY AGREEING TO RESOLVE ALL DISPUTES AS PROVIDED IN THIS ADDENDUM, THEY WILL NOT HAVE ANY RIGHT TO HAVE SUCH DISPUTES TRIED BEFORE A JURY AND FURTHER WAIVE THEIR RESPECTIVE RIGHTS TO AN AWARD OF PUNITIVE DAMAGES BY THE REFEREE RELATING TO SUCH DISPUTES, THEREBY GIVING UP ANY RIGHTS SUCH PARTIES MAY POSSESS TO SUCH REMEDIES.

                        SCHEDULE "1"

                    Existing Litigation


     1. CARE v. City of San Marcos (Supreme Court Case No. N74070). Final EIR and CUP - briefing complete on appeal;

     2. City of San Marcos, et al. v. County of San Diego (Riverside County Case No. 272265). Landfill litigation - ruling by court of appeal decided against the County; ongoing enforcement of landscaping and other issues pertaining to the landfill; and

     3. County of San Diego v. City of San Marcos, et al. (Riverside County Case No. 292531). Regarding the County's claim for an accounting and refund of mitigation fees imposed by the City against the County in connection with the Landfill. San Elijo is not a party to this lawsuit.

                        SCHEDULE "1"

                        SCHEDULE "2"

                         Trust Deeds

     1. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of SAN MARCOS LAKE-OCEAN VIEW PARTNERSHIP, a California general partnership, dated April 11, 1990, and recorded in the Official Records of San Diego County, California on May 1, 1990, as Document Number 90-237220, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official
Records of San Diego County, California on December 29, 1994, as
Document Number 94-0738748.

     2. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of LAKE SAN MARCOS-153 PARTNERSHIP, a California general partnership, dated April 11, 1990, and recorded in the Official Records of San Diego County, California on May 1, 1990, as Document Number 90-237219, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official Records of San Diego County, California on December 29, 1994, as Document Number 94-0738747.

     3. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of MARRON RANCH-S.E. 18 ASSOCIATES, a California general partnership, dated April 11, 1990, and recorded in the Official Records of San Diego County, California on May 1, 1990, as Document Number 90-237217, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official Records of San Diego County, California on December 29, 1994, as Document Number 94-0738746.

     4. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of MARRON RANCH-N.E. 40 ASSOCIATES, a California general partnership, dated April 11, 1990, and recorded in the Official Records of San Diego County, California on May 1, 1990, as Document Number 90-237222, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official Records of San Diego County, California on December 29, 1994, as Document Number 94-0738750.

     5. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of LAKE SAN MARCOS-605 PARTNERSHIP, a California general partnership, dated April 11, 1990, and recorded in the Official Records of San Diego County, California on May 1, 1990, as Document Number 90-237216, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official Records of San Diego County, California on December 29, 1994, as Document Number 94-0738745.

                             SCHEDULE "2"

     6. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of GARY HUFBAUER, or any applicable successor trustee, as Trustee under Declaration of Trust dated March 29, 1973, and recorded in the Official Records of San Diego County, California on May 1, 1990, as Document Number 90-237221, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official Records of San Diego County, California on December 29, 1994, as Document Number 94-0738749.

     7. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of CALVIN L. FOSS, Trustee of the Calvin L. Foss 1986 Trust; CHARLES W. FROEHLICH, JR. and MILLICENT FROEHLICH; DANIEL A. GRANT and VIRGINIA BAKER GRANT, Trustees of the Declaration of Trust dated October 5, 1989, Trust No. 2; JAMES E. ORBAN, JAMES E. ORBAN, Trustee of the Orban Family Trust, JEANINE ORBAN, Trustee of the Duncan Family Trust, THOMAS R. ORBAN; BYRON F. WHITE and IRL R. ROBINSON, co-trustees of the White and Robinson, A Professional Corporation Combination Retirement Plan as Document Number 90-237215 and recorded in the Official Records of San Diego County, California as Document Number 94-0738744.

     8.    Short Form Deed of Trust and Assignment of Rents made by
ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of the Beneficiaries named therein dated April 11, 1990, and recorded in the Official Records of San Diego County, California on
May 1, 1990, as Document Number 90-237223, as modified by a Modification Agreement and Modification of Deed of Trust dated as of December 1, 1994, and recorded in the Official Records of San Diego County, California on December 29, 1994, as Document Number 94-0738757.

     9. Short Form Deed of Trust and Assignment of Rents made by ABQ DEVELOPMENT CORPORATION, a New Mexico corporation, as trustor, in favor of the Eileen Slaugher and Laura Kolb dated April 11, 1990, and recorded in the Official Records of San Diego County, California on May 31, 1990, as Document Number 90-297451.

                               SCHEDULE "2"